Exhibit 99




To:       Everybody
cc:
From:     Public/Vanstar
Date:     05/30/96 09:10:21 AM
Subject:  4-DLJ/MERISEL REC. ANNOUNCEMENT



4-For your information


FOR IMMEDIATE RELEASE                                  CONTACT:
- ---------------------
                                                       Karin Ball
                                                       Vanstar Corporation
                                                       510-734-4362 or
                                                       kball@vanstar.com


          VANSTAR ENTERS AGREEMENT WITH DONALDSON, LUFKIN AND JENRETTE
                     FOR PAYMENT AGAINST MERISEL RECEIVABLES



     PLEASANTON, Calif., May 30, 1996 -- Vanstar Corporation, a leading provider of PC network integration and life cycle management services, today announced that it has signed an agreement with Donaldson, Lufkin and Jenrette Securities

Corporation to receive approximately $15.5 million in exchange for providing

Donaldson, Lufkin and Jenrette the right to receive payments of $20 million in

May through July of 1997 out of amounts collected from receivables owed Vanstar by Merisel FAB Inc. Vanstar will continue to receive the related interest income from these receivables.



     The receivables arose in connection with Merisel FAB's acquisition of the

Computerland operations from Vanstar in January 1994. Vanstar had recorded a $20 million reserve against the Merisel FAB receivables in its fiscal quarter ending

Jan. 31, 1996 in response to a series of announcements by Merisel. Vanstar will eliminate a portion of the $20 million reserve by the amount received from DLJ resulting in pre-tax income of approximately $15.5 million being recorded in the quarter ended April 30, 1996.



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VANSTAR ENTERS AGREEMENT WITH DLJ FOR PAYMENT AGAINST MERISEL RECEIVABLES/...P.2



     "Our agreement with Donaldson, Lufkin and Jenrette Securities further strengthens Vanstar's already strong financial position at a time of continued

revenue growth and strong financial performance by our company, " said Jeff

Rubin, vice chairman and chief financial officer for Vanstar. "We believe this agreement builds shareholder value and equity and positions us to take advantage of growth opportunities in the market place."



     Rubin said that funds will be used for general corporate purposes and the reduction of debt.



ABOUT THE COMPANY

Vanstar is a leading provider of services and products designed to build and manage personal computer network infrastructures primarily for Fortune 1000 companies and other large enterprises.  The company provides customized,

integrated solutions for its customers' network infrastructure needs by combining a comprehensive offering of value-added services with its expertise in sourcing and distributing PCs, network products, computer peripherals and software from a variety of vendors.



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